Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-31505, 33-50688, 33-54387, 33-52389, 33-55629, 333-32977, 333-37145, 333-79921, 333-38174, 333-53502, 333-90954, 333-97005, 333-105914, 333-138191, 333-139959, 333-155958, 333-155959, 333-168997, and 333-168998 on Form S-8 of our report dated March 11, 2011 relating to the financial statements of AnnTaylor Stores Corporation, and the effectiveness of AnnTaylor Stores Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of AnnTaylor Stores Corporation for the year ended January 29, 2011.

/S/ Deloitte & Touche

New York, New York

March 11, 2011